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                                                                  Exhibit 99.1

AEROPOSTALE REPORTS JANUARY RESULTS AND INCREASES FOURTH QUARTER GUIDANCE

New York, New York - February 4, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended January 31, 2004 increased 47.5% to $35.4 million, compared to $24.0 million for the four-week period ended February 1, 2003. The company's comparable store sales increased 17.7% for the month, versus the year-ago comparable store sales increase of 4.6%.

For the quarter ended January 31, 2004, total net sales have increased 32.1% to $272.6 million, compared to $206.4 million in the year ago quarter. Fourth quarter comparable store sales increased 8.5%, compared to a comparable store
sales increase of 0.3% in the year ago period.   Year-to-date, total net sales
have increased 33.4% to $734.9 million, compared to $550.9 million in the year-ago period. Year-to-date, comparable store sales have increased 6.6%, compared to a 6.6% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are very pleased with our January sales results, which were better than our expectations. As a result of the effective management of our inventory during the year, we also benefited from better than anticipated shrink levels. The transition into our spring floorset has been smooth and the initial reaction to our spring merchandise is positive."

The Company also increased its fourth quarter earnings guidance today. The Company now believes it will report fourth quarter fully diluted earnings per share in the range of $0.67 to $0.69, from its previously issued guidance of $0.66 per diluted share.

To hear the Aeropostale prerecorded January sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

About Aeropostale, Inc.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 460 stores in 41 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.